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                                                                   EXHIBIT 10.31
EMPLOYMENT AGREEMENT DATED AS OF NOVEMBER 1, 2000
BETWEEN THE COMPANY AND ROBERT F. MECREDY



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is entered into as of November 1, 2000 between FATS, Inc., a Delaware corporation (the "Company"), and Robert F. Mecredy (the "Executive").

         WHEREAS, the Company is the operating subsidiary of Firearms Training Systems, Inc. (the "Parent"), a leading worldwide provider of small and supporting arms training simulators; and

         WHEREAS, the Company desires to employ the Executive to serve as President and Chief Executive Officer of the Company, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement (the "Employment Period") shall commence on April 1, 2000 (the "Effective Date") and shall end on the third annual anniversary of the Effective Date, unless earlier terminated pursuant to Section 4 hereof.

2. Position and Duties; Responsibilities. (a) Position and Duties. The Company shall employ the Executive during the Employment Period as its chief executive officer, with the title of President and Chief Executive Officer. The Executive shall report to the Board of Directors (the "Board") of the Parent. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive's abilities the duties assigned to the Executive hereunder and shall devote the Executive's full business time, attention and effort to the affairs of the Company, and its subsidiaries and shall use the Executive's best efforts to promote the interests of the Company, its subsidiaries and the Parent. The Executive may engage in charitable, civic or community activities and, with the prior approval of the Board, may serve as a director of any other business corporation, provided that such activities or service do not interfere with the Executive's duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7, 8, 9 or 10 hereof.

(b) Responsibilities. Subject to the powers, authority and responsibilities vested in the Board and in duly constituted committees of the Board, the Executive shall have the authority and responsibility for the formulation and execution of the corporate policy for the Company. The Executive shall also perform such other duties (not inconsistent with the position of principal executive officer) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board.

3. Compensation. (a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $200,000 per annum ("Base Salary"), payable in accordance with the Company's executive payroll policy. Such Base Salary shall be reviewed annually and shall be subject to such changes as determined by the Compensation Committee of the Board (the "Compensation Committee").

(b) Annual Bonus. During the Employment Period, the Company shall provide the Executive the opportunity to earn an annual incentive bonus, based upon the Company's performance, the Executive's individual performance and the Company's liquidity position (the "Annual Bonus"). The actual amount of such Annual Bonus shall be determined by the Board, in its sole discretion; provided, however, that in no event may the Executive receive an Annual Bonus in excess of 100% of the Executive's Base Salary.

(c) Stock Options. As of the date of this Agreement, the Executive shall be entitled to receive a grant of nonqualified stock options under the Firearms Training Systems, Inc. Stock Option Plan as follows:

(i) The Executive shall be granted an option to purchase from the Parent 240,000 shares of its Class A common stock, 0.000006 par value ("Common Stock"), at the price of $0.50 per share, under the terms and conditions described in the Stock Option Agreement Series F, to be entered into between the Executive and the Parent.

(ii) The Executive shall be granted an option to purchase from the Parent 240,000 shares of Common Stock, at the price of $0.50 per share, under the terms and conditions described in the Stock Option Agreement Series G, to be entered into between the Executive and the Parent.


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(iii)    The Executive shall be granted an option to purchase from the Parent
240,000 shares of Common Stock, at the price of $0.01 per share, under the terms and conditions described in the Stock Option Agreement Series H, to be entered into between the Executive and the Parent.


(d) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company's employee benefit plans that are generally available from time to time to executives of the Company, including group medical, dental, life, accidental death and dismemberment, short-term disability, long-term disability, business travel accident plans, sick leave, vacation, and the profit sharing retirement plan (all such benefits being hereinafter referred to as the "Employee Benefits").

(e) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive, in accordance with the Company's policies and procedures, for all proper documented expenses incurred by the Executive in the performance of the Executive's duties hereunder.

4. Termination. (a) Death. Upon the death of the Executive, this Agreement shall automatically terminate and all rights of the Executive and the Executive's heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive's heirs, executors or administrators, as the case may be, shall be entitled to:

(i) accrued Base Salary through and including the Executive's date of death;

(ii) the Annual Bonus, if any, that the Executive would have received for the fiscal year in which his death occurs had he remained employed through the end of such year, reduced pro rata for that portion of such fiscal year not completed by the Executive and payable at such time as the Executive would have received such Annual Bonus had he remained employed through the end of such fiscal year; and

(iii) other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company.


(b) Disability. The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive's position, with or without reasonable accommodation, required of the Executive hereunder for a continuous period of 120 days or any 180 days within any 12-month period. In the event of any dispute regarding the existence of the Executive's incapacity or disability hereunder, the matter shall be resolved by the determination of a physician, qualified to practice medicine in the state of the Executive's Residence, to be selected by the Board. The Executive shall have the right to require a second opinion from a physician qualified to practice medicine in the state of the Executive's residence, as selected by the Executive. If the initial and second opinions are inconsistent, the matter shall be resolved by a third opinion from a physician licensed to practice medicine as selected by the agreement between the Company and the Executive. Upon such termination, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

(i) accrued Base Salary through and including the effective date of the Executive's termination of employment;

(ii) the Annual Bonus, if any, that the Executive would have received for the fiscal year in which the Executive's termination of employment occurs had he remained employed through the end of such year, reduced pro rata for that portion of such fiscal year not completed by the Executive and payable at such time as the Executive would have received such Annual Bonus had he remained employed through the end of such fiscal year; and

(iii) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company.

(c) Cause. (i) The Company may, at its option, terminate the Executive's employment under this Agreement for Cause (as hereinafter defined) upon written notice to the Executive (the "Cause Notice"). Any such termination for Cause shall be authorized by the Board. The Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause.

(ii) As used in this Agreement, the term "Cause" shall mean any one or more of the following:

(A) The Executive's commission of a felony or any other crime involving moral turpitude, fraud, misrepresentation, embezzlement, or theft,

(B) The Executive's engaging in any other activity that is harmful (including alcoholic or other self-induced affliction), in a material respect, to the Company, any of its subsidiaries or the Parent monetarily or otherwise, as determined by a majority of the Board;


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(C)      The Executive's material malfeasance (including, without limitation, any intentional act of fraud or theft), misconduct, or gross negligence in connection with the performance of his duties hereunder;

(D) The Executive's significant violation of any statutory or common law duty of loyalty to the Company, any of its subsidiaries or the Parent;

(E) The Executive's material breach of this Agreement or of a material policy of the Company or the Parent (including, without limitation, disclosure or misuse of any confidential or competitively sensitive information or trade secrets of the Company, any of its subsidiaries or the Parent);

(F) The Executive's refusal or failure to carry out directives or instructions of the majority of the Board that are consistent with the scope and nature of the Executive's duties and responsibilities set forth herein; or

(G) Any breach by the Executive of any one or more of the covenants contained in Section 6, 7, 8, 9 or 10 hereof.

(iii) With respect to E and F above, the Executive shall have ten days after the Cause Notice is given to cure the particular action(s) or inaction(s), to the extent a cure is possible. If the Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect.

(iv) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(v) If the Company terminates the Executive's employment for Cause, all obligations of the Company hereunder shall cease, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iii) hereof.

(d) Termination Without Cause. The Company may, at its option, terminate the Executive's employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). Any such termination shall be authorized by the Board. If the Company terminates the Executive's employment for any such reason, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

(i) accrued Base Salary through and including the date of the Executive's termination of employment;

(ii) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; and

(iii) an amount equal to the Executive's Base Salary as in effect immediately prior to the Executive's termination of employment, payable in substantially equal monthly installments during the 24-month period following the Executive's termination of employment with the Company.


Notwithstanding Section 4(d)(iii), the amount payable to the Executive under such Section 4(d)(iii) during the last 12 months for which such amount is payable shall be reduced by the amount of salary, bonus or other compensation which the Executive receives from any company other than the Company in exchange for the Executive's services as an employee or director of or consultant to such company during such 12-month period. The Executive shall use his best efforts to seek other employment or a consulting engagement for this purpose and to otherwise mitigate the amount payable pursuant to Section 4(d)(iii) hereof.

(e) Voluntary Termination for Good Reason. If the Executive reasonably believes he has Good Reason (as defined below) to terminate employment he must give the Board 60 days prior written notice (or such shorter period as may be permitted by the Board) and a reasonable opportunity to cure, which shall be a minimum of 30 days. If the Board fails to cure the Good Reason within such reasonable time, the Executive may voluntarily terminate his employment with the Company prior to the end of the Employment Period. If the Executive voluntarily terminates his employment pursuant to this Section 4(e), the Executive shall be entitled to receive the payments and benefits specified by Section 4(d), payable in accordance with and subject to the conditions of such Section. For purposes of this Agreement, "Good Reason" shall mean (i) the assignment to the Executive of duties inconsistent with the position of President and Chief Executive Officer of the Company or (ii) the assignment of the Executive to a position of lesser dignity. Any dispute which may arise concerning whether a voluntary termination of employment by the Executive is for Good Reason shall be resolved by an arbitrator appointed pursuant to Section 15.

(f) Other Voluntary Termination. Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive's employment with the Company for any reason. If the Executive voluntarily terminates the Executive's


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employment pursuant to this Section 4(f), all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(d)(i) and 4(d)(ii) hereof.

5. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with all applicable federal employment taxes.

6. Noncompetition; Nonsolicitation. (a) General. The Executive acknowledges that in the course of the Executive's employment with the Company the Executive has and will become familiar with trade secrets and other confidential information concerning the Company, its subsidiaries and the Parent and that the Executive' s services will be of special, unique and extraordinary value to the Company, its subsidiaries and the Parent.

(b) Noncompetition. The Executive agrees that during the period of the Executive's employment with the Company, the period, if any, during which the Executive is receiving payments from the Company pursuant to Section 4, and for a period of two years thereafter the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant or other agent to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries as of the termination of the Executive's employment in any geographic area in which the Company, any of its subsidiaries or the Parent is then conducting or is contemplating conducting such business.

(c) Nonsolicitation. The Executive further agrees that during the period of the Executive's employment with the Company, the period if any during which the Executive is receiving payments from the Company pursuant to Section 4, and for a period of three years thereafter, the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company, any of its subsidiaries or the Parent to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 6(b) applies, call on, service, solicit or otherwise do business with any customer of the Company, any of its subsidiaries or the Parent; provided, however, the Executive may solicit business with any customer of the Company, any of its subsidiaries or the Parent to the extent that such business is unrelated to the business conducted or contemplated being conducted between the Company, its subsidiaries or the Parent and their customers.

(d) Exceptions. Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or
(ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e) Reformation. If, at any time of enforcement of this Section 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 6.

7. Nondisparagement. The Executive agrees that during the Executive' s employment with the Company and thereafter, the Executive shall not directly (or through any other person or entity) make any public or private statements (whether oral or in writing) that are derogatory or damaging to the Company or the Parent, including, but not limited to its businesses, activities, operations, affairs, reputation or prospects or any of their officers, employees, or current or former directors or shareholders. The Company also agrees that during the Executive's employment with the Company and thereafter, the Company shall not at any time make any defamatory public or private statements, whether oral or in writing, concerning the Executive.

8. Confidentiality. The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company, any of its subsidiaries or the Parent or (ii) other technical, business, proprietary or financial information of the Company, any of its subsidiaries or the Parent not available to the public generally ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive's duties under this Agreement. Promptly following the termination of the Employment Period, the Executive shall surrender to


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the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive's control (together with all copies thereof).

9. Standstill. The Executive hereby agrees that, unless specifically requested in writing in advance by the Board, the Executive will not at any time during the period of the Executive's employment with the Company, the period, if any, during which the Executive is receiving payments from the Company pursuant to Section 4, and for a period of three years thereafter (and the Executive will not at any time during such period assist or encourage others to) participate, directly or indirectly in any activity that, if consummated, would result in a Change in Control of the Parent. For purposes of this Section 9, a Change in Control of the Parent shall mean (a) any sale or other disposition of all or substantially all of the assets of the Parent, (b) any acquisition of more than 40% of the then outstanding shares of common stock of the Parent, (c) any merger in which the existing stockholders of the Parent fail to own 50% or more of the corporation resulting from such merger or (d) any change in the membership of the Board such that the individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Parent subsequent to the date of this Agreement whose election, or nomination for election by the Parent's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Parent as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group, including any "person" within the meaning of
Section 13(d) of the Exchange Act, other than the Board shall be deemed a member of the Incumbent Board.

10. Inventions. The Executive agrees to disclose fully and promptly to the Company in writing, upon the Company's request, all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material which may be conceived by the Executive or developed or acquired by the Executive during the Employment Period or the six-month period thereafter and which may pertain directly or indirectly to the business of the Company, any of its subsidiaries or the Parent (collectively, "Inventions"). All Inventions shall constitute works made for hire owned by the Company and shall be the exclusive property of the Company. To the extent any Invention does not constitute a work made for hire, the Executive hereby assigns to the Company, without further consideration, the Executive's entire right, title and interest in and to such Invention, under patent, copyright, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law. The Executive shall, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or in the Company's opinion desirable to evidence more fully transfer of ownership of any Invention to the Company, or to enable the Company, any of its subsidiaries or the Parent, to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

11. Key Man Insurance. The Executive agrees to cooperate fully with the Company, including but not limited to submitting to a medical examination, in securing key man insurance (the entire cost of which shall be borne by the Company) on the life of the Executive.

12. Enforcement. The parties hereto agree that the Company, its subsidiaries and the Parent would be damaged irreparably in the event that any provision of Section 6, 7, 8, 9 or 10 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and the Parent and their successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Delaware in any action by the Company or the Parent enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

13. Representations. The Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

14. Survival. Sections 6, 7, 8, 9 and 10 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

15. Arbitration. Except as otherwise set forth in Section 12 hereof, any dispute or controversy between the Company or the Parent and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in the State of


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Delaware administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

16. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 16:

If to the Company, to:
FATS, Inc.
7340 McGinnis Ferry Road
Suwanee, Georgia 30174
Attention: Chairman of the Board of Directors of Firearms Training Systems, Inc.

With copies to:
Scott Perekslis
Centre Partners Management LLC
30 Rockefeller Plaza
New York, New York 10020

James G. Archer
Sidley & Austin
875 Third Avenue
New York, New York 10022

If to the Executive, to:
Robert F. Mecredy
1545 Lockridge Dr.
Cumming, GA  30141

17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Entire Agreement. This Agreement, and the agreements referenced herein, constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

19. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.


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22.      Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



FATS, INC.

By:
   -----------------------------------

Title:
      --------------------------------

ROBERT F. MECREDY

--------------------------------------



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